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                                                                      EXHIBIT 5


                          [ROPES & GRAY LETTERHEAD]


                                July 25, 1996



Orbital Sciences Corporation
21700 Atlantic Boulevard
Dulles, Virginia  20166

Ladies and Gentlemen:

         This opinion is furnished to you in connection with your registration statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 3,887,304 shares of Common Stock, $0.01 par value per share (the "Shares"), of Orbital Sciences Corporation, a Delaware corporation (the "Company"). The Shares are to be sold to Deutsche Morgan Grenfell/C.J. Lawrence (the "Purchaser") pursuant to the Standby Agreement dated July 25, 1996 between you and the Purchaser (the "Standby Agreement").

         We have acted as counsel for the Company in connection with the registration of the Shares. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

         Based on the foregoing, we are of the opinion that the Shares have been duly authorized and that, when issued and sold by the Company pursuant to the Standby Agreement, they will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as part of the Registration Statement.

         It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

                                        Very truly yours,


                                    /s/ ROPES & GRAY
                                        ---------------------------
                                        Ropes & Gray